Exhibit 99.1
Important Notice to Directors and Executive Officers Concerning the Blackout Period
December 21, 2007
Federal-Mogul Corporation (the “Company”) is emerging from bankruptcy, and its Plan of Reorganization (the “Plan”) is expected to take effect on December 27, 2007 (the “Effective Date”). On the Effective Date, the Company will merge with and into New Federal-Mogul Corporation, a Delaware corporation (“New Federal-Mogul”), whereupon New Federal-Mogul will be the surviving corporation. On the Effective Date, certain securities of the Company, including the outstanding shares of the Company’s Common Stock and Series C ESOP Convertible Preferred Stock held by the Company’s 401(k) Investment Program (the “401(k) Program”), Salaried Employees’ Investment Program (the “SEIP”), and the Employee Investment Program (the “EIP,” together with the 401(k) Program and the SEIP, the “Programs”), will be cancelled and the holders thereof will receive in exchange therefor warrants (the “Warrants”) to purchase Class A Common Stock of New Federal-Mogul (“Class A Common Stock”). In addition, the SEIP is expected to be merged into the 401(k) Program no later than March 31, 2008.
In connection with these transactions, you will not be able to exercise or sell the Warrants held by the Programs or trade any other equity securities of New Federal-Mogul, including the Class A Common Stock that you may receive in connection with your services or employment as a director or officer of New Federal-Mogul, for a period which is expected to begin on December 27, 2007 and end on March 31, 2008. This period will be referred to as a “blackout period” under the Securities and Exchange Commission’s Regulation BTR. Regulation BTR imposes penalties, such as a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period.
Regulation BTR generally requires that you be furnished notice of a blackout period at least 15 days in advance of the beginning date of the blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, the distribution of notice of the blackout period at an earlier date was not feasible in this situation due to the uncertain nature of the timing of many of the events needed to establish the beginning and ending dates for the blackout period, including the date of bankruptcy court approval of the Plan, the effective date of the Plan, the determination of the final number of Warrants to be allocated to participant accounts under the Programs, the fact that it cannot be determined with certainty whether a market for the Warrants will develop, the time needed for the recordkeeper for the 401(k) Program and the EIP to program its recordkeeping system to record Warrant allocation to participant accounts in the 401(k) Program and the EIP, and the time needed for the recordkeeper to program its recordkeeping system to merge the SEIP records into the 401(k) Program records.
If you have any questions on this notice, please call:
Robert L. Katz
Senior Vice President and General Counsel
(248) 354-9924
bobby.katz@federalmogul.com